Exhibit 10.55

Consent to Subordinate Lien

This Consent to Subordinate Lien (“Consent”) is given by TOLL ROAD TEXAS LAND COMPANY, L.P., a Texas limited partnership (“Seller”), in favor of DALLAS S&W, L.P., a Texas limited partnership (“Purchaser”).

Purchaser and Seller have entered into that certain Contract of Sale, dated on or about July 19, 2002 (the “Contract”) by which Purchaser agreed to purchase certain improved real property from Seller.   Pursuant to the Contract, Purchaser has delivered that certain Deed of Trust to Seller.  Purchaser has requested that Seller consent to Purchaser’s encumbrance of the real property described in the Deed of Trust with a second lien.

Seller consents to Purchaser placing a second lien against the property described in the Deed of Trust  so long as such lien is secondary and inferior to Seller’s liens, including the lien in the Deed of Trust and the vendor’s lien in the Special Warranty Deed from Seller to Purchaser.  Seller agrees to execute such documents as are reasonably necessary in connection with Purchaser securing such second lien.

EXECUTED on this the fourth day of October, 2002.

SELLER:

TOLL ROAD TEXAS LAND COMPANY, L.P., a Texas limited partnership

By: Tollway Land Company, L.L.C., a Washington limited liability company, its General Partner

By:	/s/ Calvin C. Chandler
Name:	Calvin C. Chandler
Its:	Manager